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                                                                    Exhibit 99.1


            CARMAX REVISES SECOND QUARTER USED-UNIT COMPARABLE STORE GROWTH EXPECTATIONS TO HIGH-SINGLE-, LOW-DOUBLE-DIGIT RANGE

              Expects to Meet Second Quarter Earnings Expectations

Richmond, Va., August 1, 2002 - CarMax (NYSE:KMX) announced today that for the second quarter ending August 31, 2002, it now expects comparable store used-unit sales growth in the high-single- to low-double-digit range rather than in the low teens and that it expects to report net earnings per CarMax Group share of approximately 27 cents to 28 cents, including approximately 2 cents per share of one-time costs associated with the proposed separation of CarMax from Circuit City.

The earnings estimates are consistent with the current First Call estimates of 29 cents to 30 cents per CarMax Group share. The First Call estimates exclude one-time costs associated with the proposed separation.

"The powerful CarMax consumer offer continues to drive strong used-unit comp growth through market share gains, albeit at a level slightly below our earlier forecast. We're particularly pleased with this performance in an environment where other auto retailers are reporting negative used-car comps," said W. Austin Ligon, president of CarMax. "We continue to anticipate meeting second quarter earnings expectations. We expect any effect on earnings of the slight shortfall in used-unit sales to be offset by a lower-than-expected cost of funds for CarMax Auto Finance." CarMax also continues to expect that second quarter earnings attributed to the CarMax Group shares reserved for the Circuit City Group will be approximately 9 cents per Circuit City Group share.

As previously announced, the Circuit City Stores, Inc. board of directors has authorized management to initiate a process that would separate the CarMax auto superstore business from the Circuit City consumer electronics business through a tax-free transaction in which CarMax, Inc., presently a wholly owned subsidiary of Circuit City Stores, Inc., would become an independent, separately traded public company. Accordingly, CarMax, Inc. has filed a registration statement, including a preliminary proxy statement/prospectus with the Securities and Exchange Commission with regard to the transaction. The company currently expects the separation to be completed by early fall, subject to shareholder approval and final approval by the board of directors.

                                     -more-


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CarMax is the nation's leading specialty retailer of used cars. With headquarters in Richmond, Va., CarMax currently operates 40 retail units in 38 locations, including 36 used-car superstores. CarMax also operates 17 new-car franchises, 15 of which are integrated or co-located with its used-car superstores. For more information, access the CarMax Web site at www.carmax.com.

CarMax is a subsidiary of Circuit City Stores, Inc. (NYSE:CC,KMX). Circuit City Stores, Inc. has two series of common stock, one of which is the CarMax Group Common Stock, which tracks the performance of the CarMax operations, and the other of which is the Circuit City Group Common Stock, which tracks the performance of the Circuit City operations and the shares of CarMax Group Common Stock reserved for the Circuit City Group or for issuance to holders of Circuit City Group Common Stock. A portion of the earnings of the CarMax business is attributed to the CarMax Group Common Stock; the balance is attributed to the Circuit City Group Common Stock.

This release contains forward-looking statements, which are subject to risks and uncertainties, including, but not limited to, risks associated with plans to separate the CarMax business from Circuit City Stores, Inc. and create an independent, separately traded public company. Additional discussion of factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations is contained in the Circuit City Stores, Inc. SEC filings.

                                      # # #

Contacts:  Dandy Barrett, Director of CarMax Investor Relations, (804) 935-4591;
           Ann Collier, Vice President of Financial and Public Relations, Circuit City Stores, Inc., (804) 527-4058